Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

by Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275


Ladies and Gentleman:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated July 31, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at (212) 559-5046.


Very truly yours,

By: /s/ Jennifer Magro
        --------------
        Jennifer Magro
        Chief Financial Officer and
        Director


Enclosures

                    Citigroup Diversified Futures Fund L.P.
                                    July 2007


The net asset value for Citigroup Diversified Futures Fund L.P. was $951.62 per unit at the end of July, down 2.6% for the month and up 1.7% year to date.

The Fund was negative for the month of July as gains in energy markets were offset by losses in fixed income, currency and indices markets.

Losses were realized as a disturbance in the credit markets rippled throughout the rest of the financial markets. Losses were taken in both global and domestic bonds. In fixed income markets, debt market revaluation caused flight to quality in treasuries as prices rallied. Losses were also realized in currency markets as the dollar continued to weaken on vulnerable economic outlook over mortgage concerns. Most indices reached multi-year highs during mid-July only to experience a sharp reversal towards the end of the month as sub-prime concerns worried investors and resulted in losses for the sector.

Profits were realized in energy markets, primarily in natural gas and crude oil positions. Fundamental traders captured profits in natural gas markets as prices fell on reports of ample inventory and the absence of sustained heat this summer in the U.S. In addition, long positions in crude oil also benefited the Fund as prices reached an 11-month high on falling inventories, refinery problems and higher gasoline demand.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                             For the Period July 1,
                              Through July 31, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
Realized gains from trading             $5,683,298       0.67%
Change in unrealized gains/losses
     from trading                      (25,195,267)     (2.96)
                                       -----------      -----
                                       (19,511,969)     (2.29)
Less, Brokerage commissions
     and clearing fees ($309,144)        4,356,344       0.52
                                       -----------      -----
Net realized and unrealized losses     (23,868,313)     (2.81)
Interest Income                          2,668,587       0.32
                                       -----------      -----
                                       (21,199,726)     (2.49)
                                       -----------      -----
Less, Expenses:
     Management fees                     1,351,869       0.16
     Other expenses                         86,929       0.01
                                       -----------      -----
                                         1,438,798       0.17
                                       -----------      -----
Net loss                               (22,638,524)     (2.66)%
                                                        =====
Additions (9,822.7444 L.P. units
at June 30, 2007 net asset
value per unit of $977.12)               9,598,000
Redemptions (12,353.2371 L.P. units
at July 31, 2007 net asset
value per unit of $951.62)             (11,755,587)
                                       -----------
Decrease in net assets                 (24,796,111)
Net assets, June 30, 2007              857,798,311
                                       -----------
Net assets, July 31, 2007             $833,002,200
                                       ===========
Net Asset Value per unit
  ($833,002,200 / 875,353.4377 Units)      $951.62
                                            ======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.


By: /s/  Jennifer Magro
         ---------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.